Exhibit 99.1

Zedge Announces Third Quarter Fiscal 2018 Results

New York, NY & Trondheim, Norway – June 13, 2018: Zedge, Inc. (NYSE AMERICAN:ZDGE) today announced results for the third quarter of its fiscal year 2018, the three months ended April 30, 2018.

Third Quarter FY 2018 Operational and Financial Highlights

(Results are for the 3rd quarter FY 2018 and are compared to the 3rd quarter FY 2017 except where otherwise noted.)

■	MAU (Monthly Active Users) for the last 30 days of the quarter increased 7.9% to 34.2 million from 31.7 million in the comparable period of 2017 driven primarily by strong growth in the emerging markets but down 3.7% from January 2018 with the majority of the decline attributable to the well-developed markets;

■	Total installs at April 30, 2018 increased 23.5% to 321.5 million from 260.4 million;

■	Quarterly revenue increased 0.8% to $2.55 million from $2.53 million;

■	Average revenue per MAU derived from our apps (ARPMAU) declined 10.8% for the quarter to $0.0222 from $0.0249 in Q2, the first sequential decline in seven quarters;

■	Selling, General and Administration (SG&A) expense increased 2.0% to $2.20 million from $2.15 million, primarily attributable to the costs associated with the continuing development of Zedge Premium partially offset by the costs saving from the workforce reduction initiative implemented at the end of Q1 of fiscal 2018;

■	Loss from operations during the quarter was $339 thousand, compared to a loss of $193 thousand, after accounting for depreciation and amortization of $317 thousand and $166 thousand, respectively;

■	Zedge Premium, our marketplace offering, has been live for both iOS and Android users since April 2018. The overall KPIs are encouraging and we are highly focused on scaling this offering;

■	Zedge is seeking to open a development center in Lithuania in order to accelerate development of Zedge Premium;

■	For the nine months ended April 30, 2018, cash flow from operating activities was a positive $784 thousand an improvement of $597 thousand compared to the same period last year;

■	Net loss per share of $0.03 compared to net loss per share of $0.02;

■	Zedge has made the necessary changes to comply with the EU’s General Data Protection Regulation (the “GDPR”).

Management Remarks

“Q3 2018 was a mixed bag for us. On the upside, Zedge Premium, our marketplace for digital content, shows early promising potential. Even without aggressive promotion or deep product integration, usage and conversion rates are outpacing our expectations,“ said Tom Arnoy, CEO. We are heavily focused on scaling Zedge Premium, initially by building a robust self-serve platform which will enable far broader artist participation, expanding the number of content verticals that we support, and increasing the number of ways in which artists can market and monetize their content. Separately, we are happy to announce that Nicki Minaj, a multi-platinum artist, is now using Zedge Premium to promote her new music and upcoming world tour.”

“At the same time, MAU was negatively impacted by both seasonal factors and the overall lack of growth in new smartphones sales. Although MAU grew by 2.5 million, or 7.9%, when compared to the same period last year, it fell by 3.7% sequentially, with the decline in well-developed markets reaching 6.2% sequentially. On a year over year basis, MAU in well-developed countries fell by 7.6% while growing by 24.5% in emerging markets, which now constitute 55.8% of our user base. This geographic shift coupled with lower advertising rates in emerging markets when compared to well-developed markets resulted in a decline in revenue.”

Jonathan Reich, CFO and COO of Zedge, said, “Although not a stellar quarter when viewed from a financial perspective, there were some positives, including cashflow from operating activities of $784 thousand for the nine months ended April 30, 2018, an improvement of $597 thousand compared to the same period last year as well as better timing related to prepaid expenses. Additionally, cash plus receivables minus payables was basically flat quarter-over-quarter. With GDPR compliance behind us we will continue working on lowering our infrastructure costs by migrating more functionality to higher quality, lower cost, cloud-based services. Additionally, we are in the midst of opening a development center in Lithuania, to help accelerate the ongoing delivery of Zedge Premium, at a lower cost, when compared to Norway or the US. We are excited by the possibilities of Zedge Premium and aspire to serve as the premier marketplace for personalized digital goods in the mobile ecosystem.”

Financial Results by Quarter (in thousands of USD, other than Loss per Share and ARPMAU)

	Q3	Q3		%	Q3	Q2		%
	FY '18	FY '17	DELTA	Change	FY '18	FY '18	DELTA	Change
Revenue	$2,551	$2,530	$21	0.8%	$2,551	$3,045	$(494)	-16.2%
Direct Cost of Revenue	$378	$406	$(28)	-6.9%	$378	$356	$22	6.2%
Total SG&A	$2,195	$2,151	$44	2.0%	$2,195	$2,586	$(391)	-15.1%
Depreciation & Amortization	$317	$166	$151	91.0%	$317	$225	$92	40.9%
Loss from Operations	$(339)	$(193)	$(146)	75.6%	$(339)	$(122)	$(217)	177.9%
Net Gain/(Loss) from FX & Other	$33	$(46)	$79	-171.7%	$33	$39)	$72	-184.6%
Provision for income taxes	$3	$0	$3	nm	$3	$12	$9)	-75.0%
Net Loss	$(309)	$(239)	$(70)	29.3%	$(309)	$(173)	$(136)	78.6%
Loss Per Share	$(0.03)	$(0.02)	$(0.01)	50.0%	$(0.03)	$(0.02)	$(0.01)	50.0%
Total Current Assets Less Total Current Liabilities	$4,101	$5,298	$(1,197)	-22.6%	$4,101	$4,353	$(252)	-5.8%
MAU (Million)	34.2	31.7	2.5	7.9%	34.2	35.5	(1.3)	-3.7%
Total Installs (Million)	321.5	260.4	61.1	23.5%	321.5	306.2	15.3	5.0%
ARPMAU	$0.0222	$0.0249	$(0.0027)	-10.8%	$0.0222	$0.0273	$(0.0051)	-18.7%

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Earnings Announcement and Supplemental Information

 Zedge will host a conference call at 5:00 PM Eastern, June 13, 2018 beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To participate in the call, please dial 877-407-8133 (U.S. toll free) or 201-689-8040 (International) at least five minutes before the 5:00 PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL: http://www.investorcalendar.com/event/33439 (through 9/13/18)

Starting approximately two hours after the call and continuing through June 27th, a recording of the call will be available by dialing 877-481-4010 (U.S. toll free) or 919-882-2331 (International) and entering the replay access code: 33439.

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content platform, and global leader in smartphone personalization, with more than 320 million app installs and over 34 million monthly active users. People use Zedge to make their smartphones more personal; to express their emotions, tastes and interests using wallpapers, icons, widgets, ringtones and more. The Zedge platform enables brands, artists and creators to share their smartphone personalization content with their fans in order to extend their reach, reinforce their message and gain valuable insight into how customers interact with their content.

Contact:

Jonathan Reich

ir@zedge.net

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ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 30,	July 31,
	2018	2017
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$4,272	$4,580
Trade accounts receivable, net of allowance for doubtful accounts of $0 at April 30, 2018 and July 31, 2017	1,680	1,712
Prepaid expenses	236	315
Other current assets	314	427
Total current assets	6,502	7,034
Property and equipment, net	3,272	2,678
Goodwill	2,491	2,518
Other assets	293	301
Total assets	$12,558	$12,531
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$285	$33
Accrued expenses	2,113	1,840
Due to IDT Corporation	3	36
Total current liabilities	2,401	1,909
Total liabilities	2,401	1,909
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at April 30, 2018 and July 31, 2017	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,736 and 9,123 shares issued and outstanding at April 30, 2018 and July 31, 2017, respectively	97	91
Additional paid-in capital	22,327	21,446
Accumulated other comprehensive loss	(634)	(584)
Accumulated deficit	(11,638)	(10,336)
Total stockholders’ equity	10,157	10,622
Total liabilities and stockholders’ equity	$12,558	$12,531

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ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2018	2017	2018	2017
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$2,551	$2,530	$8,255	$7,485
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	378	406	1,106	1,186
Selling, general and administrative	2,195	2,151	7,753	6,222
Depreciation and amortization	317	166	699	487
Write-off of capitalized software and technology development costs	-	-	-	9
Loss from operations	(339)	(193)	(1,303)	(419)
Interest and other income	7	6	21	14
Net gain (loss) resulting from foreign exchange transactions	26	(52)	(19)	(19)
Loss before income taxes	(306)	(239)	(1,301)	(424)
Provision for (benefit from) income taxes	3	-	1	(21)
Net loss	(309)	(239)	(1,302)	(403)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(152)	(121)	(50)	(62)
Total other comprehensive loss	(152)	(121)	(50)	(62)
Total comprehensive loss	$(461)	$(360)	$(1,352)	$(465)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.03)	$(0.02)	$(0.13)	$(0.04)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	9,867	9,595	9,757	9,423

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ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	April 30,
	2018	2017
	(in thousands)
Operating activities
Net loss	$(1,302)	$(403)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	699	487
Deferred income taxes	7	4
Stock-based compensation	429	209
Write-off of capitalized software and technology development costs	-	9
Stock issued to FreeForm noteholders	242	-
Change in assets and liabilities:
Trade accounts receivable	33	(122)
Prepaid expenses and other current assets	192	(184)
Other assets	1	2
Trade accounts payable and accrued expenses	516	442
Due to IDT Corporation	(33)	(243)
Deferred revenue	-	(14)
Net cash provided by operating activities	784	187
Investing activities
Capitalized software and technology development costs and purchase of equipment	(1,295)	(1,240)
Net cash used in investing activities	(1,295)	(1,240)
Financing activities
Proceeds from exercise of stock options	216	167
Net cash provided by financing activities	216	167
Effect of exchange rate changes on cash and cash equivalents	(13)	(10)
Net decrease in cash and cash equivalents	(308)	(896)
Cash and cash equivalents at beginning of period	4,580	5,978
Cash and cash equivalents at end of period	$4,272	$5,082

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